EXHIBIT 99.1

Exide Technologies Reports EBIT Up 120% for its Fiscal 2011 Second Quarter

MILTON, Ga., Nov. 4, 2010 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2011 second quarter financial results for the period ended September 30, 2010.

Highlights of Fiscal 2011 Second Quarter and Year-to-Date Results:

  Net sales for the fiscal 2011 second quarter of $668.0 million compared to $631.8 million in the prior year quarter on estimated 2.3% higher unit volumes;
  Fiscal 2011 second quarter earnings before interest and taxes (EBIT) were $35.0 million compared to EBIT of $15.9 million in the fiscal 2010 second quarter;
  Net income in the current year period was $18.0 million or $0.22 per diluted share as compared to the prior year period net loss of $8.0 million or ($0.11) per share; and
  Adjusted net income for the fiscal 2011 second quarter was $13.9 million or $0.17 per share as compared to adjusted net income of $3.8 million or $0.05 per share in the fiscal 2010 comparative period.

Jim Bolch, President and Chief Executive Officer said, "I am pleased to report improved gross profit, lower operating expenses and higher unit volumes in our second quarter results. We expect continued improvement in the second half of our fiscal year as global markets strengthen, reflecting increased demand in substantially all channels."

Consolidated Results

Fiscal 2011 second quarter consolidated net sales were $668.0 million as compared to net sales of $631.8 million in the fiscal 2010 second quarter. Net sales in the fiscal 2011 period were positively impacted by price increases of $45.6 million resulting from lead escalator agreements and overall higher unit volumes of $20.8 million. These increases were partially offset by the negative impact of foreign currency translation of ($30.2 million). The increase in unit sales over the fiscal 2010 second quarter is driven by increased aftermarket sales in Transportation Europe and Rest of World, and overall increased sales in the global Motive Power and Network Power channels.

Consolidated net income for the fiscal 2011 second quarter was $18.0 million, or $0.22 per diluted share, compared to a net loss for the fiscal 2010 second quarter of $8.0 million or ($0.11) per share. The results for the fiscal 2011 second quarter were primarily impacted by the following items:

  Restructuring and related asset impairment charges of $2.8 million or ($0.03) per share ($5.3 million pre-tax) compared to $10.4 million or ($0.14) per share ($11.2 million pre-tax) in the second quarter of the prior fiscal year.
  Currency remeasurement gain in the amount of $4.3 million or $0.05 per share ($9.6 million pre-tax), compared to a gain of $4.2 million or $0.06 per share ($7.6 million pre-tax) in the fiscal 2010 second quarter.
  The tax provision was positively impacted by $3.1 million or $0.04 per share due to valuation allowance decreases compared to the negative impact of valuation allowance increases of $5.8 million or ($0.08) per share in the fiscal 2010 second quarter.

Excluding the impact of the above described items, adjusted net income for the fiscal 2011 second quarter was $13.9 million or $0.17 per share. This compares with adjusted net income for the comparable prior year period of $3.8 million or $0.05 per share. A reconciliation of net income or loss and net income or loss per share to adjusted net income or loss and adjusted net income or loss per share is provided as an attachment to this release.

Consolidated Adjusted EBITDA for the fiscal 2011 second quarter increased approximately 18% to $53.7 million from $45.6 million in the prior fiscal year second quarter. Gross profit increased approximately 5.3% to $136.7 million compared to $129.9 million in the prior fiscal year second quarter. Fiscal 2011 second quarter EBIT more than doubled to $35.0 million from $15.9 million in the prior fiscal year second quarter on higher gross profit, lower operating expenses and reduced restructuring charges.

Selling, general and administrative expenses for the fiscal 2011 second quarter decreased approximately 4.5% to $105.2 million versus the comparable prior year period of $110.2 million. Approximately $3.4 million of the decrease resulted from favorable foreign currency translation, with the remainder attributable to lower sales commissions, head count reductions and the Company's continued focus on spending controls.

Fiscal 2011 Six Month Consolidated Results

Net sales for the first six months of fiscal 2011 aggregated $1.31 billion as compared with $1.22 billion for the prior fiscal year period, an increase of approximately 7%. Net sales in the fiscal 2011 period were positively impacted by price increases estimated at $102.5 million due to 15.5% higher average lead prices period over period and overall higher unit volumes, partially offset by unfavorable foreign currency translation of ($44.7 million).

The Company reported net income for the six months ended September 30, 2010 of $8.9 million or $0.11 per diluted share as compared to a net loss of $62.0 million or ($0.82) per share in the six months ended September 30, 2009. The improvement in year-to-date net income is driven by significantly lower restructuring and impairment charges, higher gross profit, lower operating expenses and a shift from a tax provision in fiscal 2010 to a net tax benefit in the fiscal 2011 period. Adjusted net income for the six months ended September 30, 2010 was $17.6 million or $0.22 per share. This compares to an adjusted net loss of $7.2 million or ($0.09) per share for the prior year six month period.

Adjusted EBITDA for the six months ended September 30, 2010 aggregated $95.3 million versus $68.8 million in the comparable prior year period. Consolidated EBIT for the first six months of fiscal 2011 amounted to $35.2 million versus an EBIT loss of $18.5 million in the comparable fiscal 2010 period. Lower restructuring costs and higher gross profit were the major drivers for the improvement.

As of September 30, 2010, the Company had cash and cash equivalents of $77.4 million and $126.6 million availability under its revolving bank credit facility. This compares to cash and cash equivalents of $89.6 million and $124.6 million availability under the revolving bank credit facility at March 31, 2010. The Company used $3.4 million free cash flow for the six months ended September 30, 2010 as compared to a free cash flow generation of $28.2 million for the same period of fiscal 2010.

Segment Information for the Three and Six Months Ended September 30, 2010

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2011 second quarter were $432.4 million as compared to $407.2 million in the same period of fiscal 2010. Net sales were negatively impacted by unfavorable foreign currency translation of ($17.8 million). Net sales increased approximately 10.6% excluding the unfavorable foreign currency translation. Price increases resulting from lead escalator agreements positively impacted total Transportation net sales by $30.6 million in the fiscal 2011 second quarter as compared to the same period of fiscal 2010.

Transportation Americas fiscal 2011 second quarter unit volume was 3% higher in the OE channel and approximately 4% lower in the Aftermarket channel versus the prior year second quarter. Aftermarket unit volumes for Transportation Europe & ROW were 14% higher in the fiscal 2011 second quarter as compared to the prior fiscal year period while the OE channel declined approximately 8% in the comparative period. The decline in the OE channel is primarily due to the elimination of vehicle scrapping programs in many European countries. Bolch commented, "Despite the elimination of scrapping programs in Europe, the automobile manufacturers appear to have underestimated consumer demand for micro-hybrid vehicles requiring AGM batteries. As a result, we will be increasing capacity for AGM batteries in order to meet this increasing demand."

Net sales for the first six months of fiscal 2011 were $840.9 million as compared to $784.5 million for the same period of fiscal 2010 primarily due to higher unit volumes, price increases due to higher average lead prices, partially offset by unfavorable currency translation.

Adjusted EBITDA for the combined Transportation segments was $43.7 million in the fiscal 2011 second quarter versus $40.4 million in the comparable fiscal 2010 period. Adjusted EBITDA for the Transportation segments increased in the current fiscal quarter from the prior year period primarily due to savings achieved from restructuring initiatives, principally in Europe. Adjusted EBITDA for the first six months of fiscal 2011 was $74.4 million versus $56.5 million for the comparable fiscal 2010 period.

Industrial Energy Segments

Fiscal 2011 second quarter total net sales for the Company's combined Industrial Energy segments were $235.6 million as compared to $224.6 million in the comparable fiscal 2010 period. Price increases resulting from lead escalator agreements positively impacted net sales by $15.0 million in the fiscal 2011 second quarter as compared to the same period of fiscal 2010. Improved volumes positively impacted net sales in both the Motive Power and Network Power channels in Industrial Energy Americas as well as the Motive Power channel in Industrial Energy Europe & ROW. Volumes in the Network Power channel for Industrial Energy Europe & ROW were down slightly in the comparative quarters. The increase in net sales was partially offset by unfavorable foreign currency translation of ($12.4 million). Net sales for the first six months of fiscal 2011 were $471.8 million as compared to $440.2 million for the same period of fiscal 2010. The increase is primarily due to improved volumes and price increases due to higher average lead prices, partially offset by unfavorable currency translation.

Total Adjusted EBITDA for the Industrial Energy segments in the fiscal 2011 second quarter totaled $16.5 million versus $12.0 million in the fiscal 2010 second quarter. This increase is due to increased sales volumes for motive power and network power products, and lower operating expenses. Adjusted EBITDA for the first six months of fiscal 2011 was $33.0 million versus $25.6 million for the comparable fiscal 2010 period.

Looking Ahead

"We are encouraged by improving unit sales in substantially all channels and expect fiscal 2011 second half Adjusted EBITDA to be slightly higher than the second half of fiscal 2010," said Bolch. "This expected increase is in spite of the strong sales in the prior fall and winter seasons that were the coldest in the recent ten year period in both the U.S. and Europe. This weather impact resulted in higher than normal replacement rates in the second half of the prior fiscal year in the Transportation aftermarket than had been seen in several years."

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is the key indicator of the Company's operational performance and excludes the nonrecurring impact of the Company's current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. The Company's Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA below.

The Company calculates Adjusted Net Income or Loss and Adjusted Earnings or Loss Per Share by excluding from net income (loss) per diluted share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's prior bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring and impairment charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions. The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities and cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, but not in isolation or asa substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Friday, November 5, 2010 at 9:00 a.m. Eastern Time.

Conference call details:
Dial-in number for US/Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 18268967

A telephonic replay of the conference call is available:
Dates: from 12:00 p.m. ET November 5, 2010 to 11:59 p.m. ET November 19, 2010
Domestic dial-in: 800-642-1687
International dial-in: 706-645-9291
Passcode: 18268967

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company includes this cautionary statement for the express purpose of availing itself of the protection afforded by the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to the Company's restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers), which could adversely affect demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as impose significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) the negative results of tax audits in the U.S. and Europe, (x) competitiveness of the battery markets in the Americas and Europe, (xi) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations, and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or to fulfill later needs at budgeted costs, (xiii) general economic conditions (xiv) the Company's ability to successfully pass along increased material costs to the Company's customers, (xv) recently adopted U.S. lead emissions standards and the implementation of such standards, and (xvi) those risk factors described in the Company's fiscal 2010 Form 10-K filed on June 2, 2010.

The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended		For the Six Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

NET SALES	$ 668,008	$ 631,815	$ 1,312,674	$ 1,224,669
COST OF SALES	531,280	501,909	1,055,580	988,079
Gross profit	136,728	129,906	257,094	236,590

EXPENSES:
Selling, marketing and advertising	61,188	63,801	120,707	129,119
General and administrative	44,016	46,367	86,161	89,297
Restructuring	5,196	10,431	12,090	46,097
Other (income) expense, net	(9,775)	(7,039)	1,220	(10,400)
Interest expense, net	15,161	14,817	30,144	29,536
	115,786	128,377	250,322	283,649

Income (loss) before reorganization items and income taxes	20,942	1,529	6,772	(47,059)
REORGANIZATON ITEMS, NET	865	320	1,502	875
INCOME TAX PROVISION (BENEFIT)	1,988	9,130	(3,813)	14,002
Net income (loss)	18,089	(7,921)	9,083	(61,936)
NET INCOME ATTRIBUTABLE TO
NONCONTROLLING INTERESTS	132	68	170	26
Net income (loss) attributable to Exide Technologies	$ 17,957	$ (7,989)	$ 8,913	$ (61,962)

INCOME (LOSS) PER SHARE
Basic	$ 0.23	$ (0.11)	$ 0.12	$ (0.82)
Diluted	0.22	(0.11)	0.11	(0.82)

WEIGHTED AVERAGE SHARES
Basic	76,492	75,880	76,416	75,848
Diluted	80,603	75,880	80,634	75,848

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per-share data)

	September 30, 2010	March 31, 2010
ASSETS	(In thousands)
Current assets:
Cash and cash equivalents	$ 77,380	$ 89,558
Receivables, net of allowance for doubtful accounts of $30,704 and $31,274	451,665	488,942
Inventories	472,214	418,396
Prepaid expenses and other	18,343	16,599
Deferred financing costs, net	4,963	4,944
Deferred income taxes	27,658	24,386
Total current assets	1,052,223	1,042,825
Property, plant and equipment, net	598,872	603,160
Other assets:
Goodwill and intangibles	177,490	180,428
Investments in affiliates	2,060	2,156
Deferred financing costs, net	8,218	7,316
Deferred income taxes	96,774	85,613
Other	31,497	34,728
	316,039	310,241
Total assets	$ 1,967,134	$ 1,956,226
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 8,127	$ 7,682
Current maturities of long-term debt	4,940	5,241
Accounts payable	342,071	333,532
Accrued expenses	249,890	267,374
Total current liabilities	605,028	613,829
Long-term debt	639,227	646,604
Noncurrent retirement obligations	222,736	221,248
Deferred income tax liability	28,392	23,485
Other noncurrent liabilities	107,991	103,022
Total liabilities	1,603,374	1,608,188
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	--	--
Common stock, $0.01 par value, 200,000 shares authorized, 76,761 and 75,601 shares issued and outstanding	768	756
Additional paid-in capital	1,121,673	1,119,959
Accumulated deficit	(790,182)	(799,095)
Accumulated other comprehensive income	16,801	10,714
Total stockholders' equity attributable to Exide Technologies	349,060	332,334
Noncontrolling interests	14,700	15,704
Total stockholders' equity	363,760	348,038
Total liabilities and stockholders' equity	$ 1,967,134	$ 1,956,226

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Six Months Ended
	September 30, 2010	September 30, 2009
Cash Flows From Operating Activities:
Net Income (loss)	$ 9,083	$ (61,936)
Adjustments to reconcile net loss to net cash provided by operating activities --
Depreciation and amortization	41,586	45,501
Unrealized (gain) loss on warrants	(168)	202
Net loss on asset sales / impairments	1,353	6,174
Deferred income taxes	(8,815)	5,898
Provision for doubtful accounts	200	3,188
Non-cash stock compensation	3,259	5,182
Reorganization items, net	1,502	875
Amortization of deferred financing costs	2,433	2,490
Currency remeasurement loss (gain)	226	(16,860)
Changes in assets and liabilities --
Receivables	39,630	52,910
Inventories	(48,504)	16,180
Prepaid expenses and other	(1,528)	720
Payables	3,131	18,942
Accrued expenses	(22,113)	(785)
Noncurrent liabilities	2,914	(6,347)
Other, net	1,693	(8,121)
Net cash provided by operating activities	25,882	64,213

Cash Flows From Investing Activities:
Capital expenditures	(30,592)	(35,910)
Proceeds from sales of assets, net	1,301	(51)
Net cash used in investing activities	(29,291)	(35,961)

Cash Flows From Financing Activities:
Increase in short-term borrowings	894	177
Decrease in borrowings under Senior Secured Credit Facility	(7,591)	(1,501)
(Decrease) increase in other debt	(809)	8,214
Common stock issuance, financing costs, and other	249	--
Acquisition of noncontrolling interest in subsidiary	(3,395)	(1,338)
Net cash (used in) provided by financing activities	(10,652)	5,552

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,883	5,851

Net Increase In Cash and Cash Equivalents	(12,178)	39,655
Cash and Cash Equivalents, Beginning of Period	89,558	69,505
Cash and Cash Equivalents, End of Period	$ 77,380	$ 109,160

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period --
Interest	$ 23,369	$ 23,384
Income taxes (net of refunds)	$ 1,155	$ (603)

EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(in millions)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010

	Transportation		Industrial Energy
		Europe		Europe
	Americas	and ROW	Americas	and ROW	Other	TOTAL

Net income (loss)	$ 18.1	$ 11.6	$ 6.0	$ 0.5	$ (18.3)	$ 17.9

Interest expense, net	--	--	--	--	15.1	15.1

Income tax provision	--	--	--	--	2.0	2.0

EBIT	18.1	11.6	6.0	0.5	(1.2)	35.0

Depreciation and amortization	6.8	4.6	2.9	4.7	1.7	20.7

Reorganization items, net	--	--	--	--	0.9	0.9

Restructuring	0.3	2.2	--	2.4	0.3	5.2

Currency remeasurement loss (gain)	(0.2)	0.5	(0.1)	--	(9.8)	(9.6)

Noncontrolling interest	--	--	--	--	0.2	0.2

Unrealized loss on revaluation of warrants	--	--	--	--	(0.1)	(0.1)

(Gain) loss on sale/impairment of assets	0.1	(0.1)	0.1	--	--	0.1

Other, principally non cash stock compensation expense	--	(0.2)	--	--	1.5	1.3

Adjusted EBITDA	$ 25.1	$ 18.6	$ 8.9	$ 7.6	$ (6.5)	$ 53.7

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009

	Transportation		Industrial Energy
		Europe		Europe
	Americas	and ROW	Americas	and ROW	Other	TOTAL

Net income (loss)	$ 22.2	$ 4.2	$ 3.1	$ (8.8)	$ (28.7)	$ (8.0)

Interest expense, net	--	--	--	--	14.8	14.8

Income tax provision	--	--	--	--	9.1	9.1

EBIT	22.2	4.2	3.1	(8.8)	(4.8)	15.9

Depreciation and amortization	7.0	5.7	2.6	6.1	1.6	23.0

Reorganization items, net	--	--	--	--	0.3	0.3

Restructuring	0.7	1.2	0.1	7.7	0.7	10.4

Currency remeasurement loss (gain)	(0.3)	(0.3)	0.5	--	(7.5)	(7.6)

Unrealized gain on revaluation of warrants	--	--	--	--	(0.3)	(0.3)

(Gain) loss on sale/impairment of assets	0.2	--	--	0.6	--	0.8

Other, principally non cash stock compensation expense	--	(0.2)	--	0.1	3.2	3.1

Adjusted EBITDA	$ 29.8	$ 10.6	$ 6.3	$ 5.7	$ (6.8)	$ 45.6

EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(in millions)

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2010

	Transportation		Industrial Energy
		Europe		Europe
	Americas	and ROW	Americas	and ROW	Other	TOTAL

Net income (loss)	$ 27.4	$ 19.7	$ 10.9	$ (1.5)	$ (47.6)	$ 8.9

Interest expense, net	--	--	--	--	30.1	30.1

Income tax provision	--	--	--	--	(3.8)	(3.8)

EBIT	27.4	19.7	10.9	(1.5)	(21.3)	35.2

Depreciation and amortization	13.7	9.4	5.7	9.3	3.5	41.6

Reorganization items, net	--	--	--	--	1.5	1.5

Restructuring	1.7	2.7	0.1	7.0	0.6	12.1

Currency remeasurement loss (gain)	(0.1)	0.1	(0.1)	--	0.3	0.2

Noncontrolling interest	--	--	--	--	0.2	0.2

Unrealized loss on revaluation of warrants	--	--	--	--	(0.2)	(0.2)

(Gain) loss on sale/impairment of assets	0.1	(0.3)	0.1	1.5	--	1.4

Other, principally non cash stock compensation expense	0.1	(0.1)	--	--	3.3	3.3

Adjusted EBITDA	$ 42.9	$ 31.5	$ 16.7	$ 16.3	$ (12.1)	$ 95.3

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2009

	Transportation		Industrial Energy
		Europe		Europe
	Americas	and ROW	Americas	and ROW	Other	TOTAL

Net income (loss)	$ 27.5	$ (19.2)	$ 5.7	$ (24.7)	$ (51.3)	$ (62.0)

Interest expense, net	--	--	--	--	29.5	29.5

Income tax provision	--	--	--	--	14.0	14.0

EBIT	27.5	(19.2)	5.7	(24.7)	(7.8)	(18.5)

Depreciation and amortization	14.0	11.0	5.1	12.1	3.3	45.5

Reorganization items, net	--	--	--	--	0.9	0.9

Restructuring	4.1	19.9	0.2	20.9	1.0	46.1

Currency remeasurement loss (gain)	(0.5)	(0.6)	0.9	(0.5)	(16.2)	(16.9)

Unrealized gain on revaluation of warrants	--	--	--	--	0.2	0.2

(Gain) loss on sale/impairment of assets	0.3	--	--	5.8	0.1	6.2

Other, principally non cash stock compensation expense	0.1	(0.1)	0.1	--	5.2	5.3

Adjusted EBITDA	$ 45.5	$ 11.0	$ 12.0	$ 13.6	$ (13.3)	$ 68.8

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPARATIVE FY11 Q2 NET SALES AND ADJUSTED EBITDA BY SEGMENT
(In millions)

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q2 FY 11
Net sales	$ 227.0	$ 205.4	$ 69.9	$ 165.7	$ --	$ 668.0
Adjusted EBITDA	25.1	18.6	8.9	7.6	(6.5)	53.7

Q2 FY 10
Net sales	$ 224.8	$ 182.4	$ 56.6	$ 168.0	$ --	$ 631.8
Adjusted EBITDA	29.8	10.6	6.3	5.7	(6.8)	45.6

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q2 YTD FY11
Net sales	$ 454.1	$ 386.8	$ 138.4	$ 333.4	$ --	$ 1,312.7
Adjusted EBITDA	42.9	31.5	16.7	16.3	(12.1)	95.3

Q2 YTD FY10
Net sales	$ 455.6	$ 328.9	$ 116.5	$ 323.7	$ --	$ 1,224.7
Adjusted EBITDA	45.5	11.0	12.0	13.6	(13.3)	68.8

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(in millions)

FOR THE SIX MONTHS ENDED
	September 30, 2010	September 30, 2009

Net cash provided by operating activities	$ 25.9	$ 64.2

Net cash used in investing activities	(29.3)	(36.0)

Free Cash Flow	$ (3.4)	$ 28.2

EXIDE TECHNOLOGIES AND SUBSIDIARIES
NON-GAAP ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
(in millions, except per share data)

	FOR THE THREE MONTHS ENDED
	September 30, 2010		September 30, 2009
	Dollars	Per Share	Dollars	Per Share

Net earnings (loss)	$ 17.9	$ 0.22	$ (8.0)	$ (0.11)

(Decreases) increases in tax valuation allowances	(3.1)	(0.04)	5.8	0.08

Reorganization items, net of tax	0.7	0.01	0.1	0.00

Restructuring and impairment, net of tax	2.8	0.03	10.4	0.14

Currency remeasurement (gain), net of tax	(4.3)	(0.05)	(4.2)	(0.06)

Unrealized gain on revaluation of warrants	(0.1)	(0.00)	(0.3)	(0.00)

Non-GAAP Adjusted Net Income (Loss) / EPS	$ 13.9	$ 0.17	$ 3.8	$ 0.05

	FOR THE SIX MONTHS ENDED
	September 30, 2010		September 30, 2009
	Dollars	Per Share	Dollars	Per Share

Net earnings (loss)	$ 8.9	$ 0.11	$ (62.0)	$ (0.82)

(Decreases) increases in tax valuation allowances	(2.0)	(0.02)	13.0	0.17

Reorganization items, net of tax	1.1	0.01	0.5	0.01

Restructuring and impairment, net of tax	9.6	0.12	49.9	0.67

Currency remeasurement loss (gain), net of tax	0.2	0.00	(8.8)	(0.12)

Unrealized gain on revaluation of warrants	(0.2)	(0.00)	0.2	0.00

Non-GAAP Adjusted Net Income (Loss) / EPS	$ 17.6	$ 0.22	$ (7.2)	$ (0.09)
CONTACT: Exide Technologies
         Media Contacts:
         Susan Jaramillo, Senior Director, Communications
           203/699-9133
           susan.jaramillo@exide.com
         Investor Contact:
         Carol Knies, Senior Director of Investor Relations
           678/566-9316
           carol.knies@exide.com